DATARAM                   Dataram Contact:      Investor Contact:
                          Mark Maddocks,        Joe Zappulla
                          Vice President & CFO  Wall Street Investor
                                                      Relations
                          609-799-0071          212-681-4100
PRESS RELEASE             info@dataram.com      JZappulla@WallStreetIR.com


             DATARAM ANNOUNCES RESIGNATION OF PRESIDENT & COO


PRINCETON, N.J. June 22, 2005 -- Dataram Corporation (NASDAQ: DRAM) today reported that Lars Marcher, president and COO will be resigning this position effective June 30, 2005. Mr. Marcher will continue his employment with the Company through December 31 of this year and will then serve as a consultant to the Company through the end of the fiscal year. Mr. Marcher said, "Family circumstances necessitate my relocation back to Denmark and I will not be able to provide the level of performance my position requires once my family is living there. This was not an easy decision and it took a lot of consideration. I will do all I can to focus my attention on assisting the Company during this transition period."

Commenting on Mr. Marcher's resignation, Robert V. Tarantino, Chairman of the Board and CEO of Dataram, said, "Lars has been a significant contributor to our Company. I regret to see him go, but respect his decision to respond to the needs of his family to return with them to Denmark."

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 38 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com


The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.